EXHIBIT 99

                                                          [Ashland Logo]
NEWS FROM ASHLAND

                                               FOR FURTHER INFORMATION:

                                                Stan Lampe
                                                (606) 329-4061

                                               FOR IMMEDIATE RELEASE
                                                 September 14, 1995

ASHLAND INC. TO TAKE CHARGE
FOR FAS 121 AND RESTRUCTURING

Ashland, Ky. - Paul W. Chellgren, Ashland Inc. president and chief operating officer, announced today that the company will adopt a new accounting standard, Financial Accounting Standards (FAS) Board Statement No. 121, "Accounting For The Impairment Of Long-Lived Assets," earlier than its required deadline of Oct. 1, 1996. Based on this new accounting statement, Ashland is reducing the value of certain properties in its petroleum, exploration and chemical companies, among others, by taking an approximately $90 million non-recurring charge in the September 1995 quarter.
     In addition, the company has revised its estimate of a previously announced charge against earnings for Ashland Petroleum's early retirement program seeking elimination of 250 positions. When first announced on May 10, the pre-tax charge against earnings was expected to be in the range of $25 million. On Aug. 1, a final total of 321 employees accepted the enhanced retirement package. Based on this large number, plus $5 million in unrelated reorganization costs announced for Valvoline and Arch Mineral, a pre-tax charge of $40 million will be taken.
     Combined, Ashland Inc. will take a one-time pre-tax charge of approximately $130 million against its fourth quarter earnings, which are scheduled to be released October 23. The after-tax impact is expected to reduce earnings by about $1.25 per share.
     Chellgren also said that the company anticipates consolidated reported results to be somewhat better than break even for the fiscal year, after the non-recurring charges. He made these announcements today at the Lehman Brothers Energy Conference in New York.

     Chellgren told the financial analysts that fiscal year 1995 was a good year from the perspective of long-term value creation. "Our list of accomplishments is by no means immaterial. Among the most significant are the completion of 17 acquisitions at a total investment of about $380 million and a 38 percent increase in capital employed in our energy and chemical businesses," he stated.
     "Looking toward the future, the refining business seems to be in balance," Chellgren said. "A number of our other business units are larger and stronger. We have a number of problems behind us. And the outlook for the U.S. and world economies appears to be positive. Thus, we are approaching the new fiscal year with confidence and cautious optimism."
     Ashland Inc. is a large energy and chemical company engaged in petroleum refining and marketing; coal; highway construction; and oil and gas exploration and production. Ashland Chemical is the largest distributor of chemicals and plastics in North America and a leading supplier of specialty chemicals worldwide. Ashland's major consumer brands include Valvoline -R- motor oils, Zerex -R- antifreeze and Pyroil -R- Performance Products automotive chemicals. As one of the largest independent refiners in the nation, Ashland is also a leading regional gasoline marketer, with products marketed under the SuperAmerica -R- and Ashland -R- brand names.

                                     -6-